                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT



         I, W. Thomas Parrington, and Lodgian, Inc. (Company) agree to the terms and conditions of employment set forth in this Employment Agreement (Agreement).

         1. TERM OF EMPLOYMENT. My employment under this Agreement shall commence on July 1, 2003 and shall end on July 15, 2006 (Expiration Date), or such earlier date on which my employment is terminated under Section 5 of this Agreement ( "Employment Term"). Unless one party notifies the other in writing that it intends to permit this Agreement to expire at least 60 days prior to the Expiration Date, the Expiration Date shall automatically be extended for one year. In the event that the Agreement is extended, I shall continue to be eligible to receive the performance based incentive awards in Section 4(d) and 4(e). The Company and I shall enter into a side letter with respect to such awards, which shall specify the Target EBITDA and how awards shall vest (or in the case of the options, become exercisable), which shall be in a manner consistent with the vesting schedules, as applicable, in Section 4(d) or 4(e).

         2. NATURE OF DUTIES. I shall be the Company's President and Chief Executive Officer reporting solely to the Board of Directors (Board). Except as noted herein, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with these positions. I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company's policies, procedures, and approval practices, as generally in effect from time-to-time and applied to Senior Executives. Notwithstanding the foregoing, I shall be able to serve on up to two Boards for for-profit entities. With Board approval, which shall not be unreasonably withheld, I shall be permitted to exceed this limit of two. Nothing herein shall be construed as limiting my ability to serve on the Board for non-profit entities or otherwise engage in activities for charities. However, I shall not serve on such Boards to the extent that doing so would interfere with my duties to the Company.

         3. PLACE OF PERFORMANCE. My primary office location shall be at 3445 Peachtree Road, Suite 700, Atlanta, Georgia, except for required travel on the Company's business.

         4.       COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY. The Company shall pay me base salary at an annual rate of $650,000, or such higher rate as it elects to pay me. My base salary shall be paid in conformity with the Company's salary payment practices generally applicable to other similarly situated Company senior executives, but no less often than once monthly.

                  (b)      SIGNING BONUS - STOCK.

                           (i)      The Company shall pay me a signing bonus in
the form of: (1) 200,000 restricted shares of the Company's common stock (Common Stock) which were issued on July 15, 2003 and (2) a non-qualified option (Option) to purchase 100,000 shares of Common Stock at a strike price of $3.00 per share, which was granted on July 15, 2003.

                           (ii)     The Option and restricted stock in Section
4(b) shall be subject to the terms of the incentive plan and incentive agreement under which they were issued.

                           (iii)    If I remain employed by the Company through
the vesting date in question, subject to Section 5(a), one-third of the Option and one-third of the restricted stock award in Section 4(b) shall vest (i.e., with respect to the Option, become exercisable) on each of July 15, 2004, 2005, and 2006. However, subject to Section 5(a), vesting shall be postponed during any Health-Related Leave of Absence until I return to work, unless such postponement is prohibited by law.

                  (c) Signing Bonus - Cash Payment. The Company shall pay me a signing bonus of $100,000 payable in two payments of $50,000 each on April 1, 2004 and April 1, 2005.

                  (d)      ANNUAL PERFORMANCE BONUS.

                           (i)      Subject to Section 5(a), I shall be eligible
to receive an annual performance bonus in the amount shown in the applicable row on the following table for each calendar year 2003-2006 as indicated if I remain employed through December 31 of the year in question. If I take a Health-Related Leave of Absence, my annual performance bonus shall be prorated by multiplying the applicable bonus by a percentage equal to a fraction, the numerator of which is the total number of days that I was employed during the applicable calendar year, minus the total number of days that I was absent, the denominator of which is 365, but the prorated bonus shall be payable only if I am employed through December 31 of the year in question or, if my employment terminated before then, if the bonus is to be paid pursuant to Section 5(a). Prior to payment of the bonus, the Company's Board shall review and approve the bonus, which is subject to Board approval. The Board shall review actual operating EBITDA performance, and determine the percentage of Target EBITDA (as defined in the chart below) that the Company achieved for the applicable calendar year. The Board shall not unreasonably withhold approval upon determination of the actual operating EBITDA performance (as defined herein) and the corresponding bonus due for that level of performance. If the Board has not approved or disapproved the bonus by April 15, its approval shall not be required and the bonus for the calendar year in question shall be paid if otherwise due.

 IF THE COMPANY'S EBITDA
  FOR THE CALENDAR YEAR                  THE COMPANY SHALL PAY ME
    IN QUESTION IS                     AN ANNUAL PERFORMANCE BONUS OF
--------------------------------      --------------------------------------

125% or more of the Company's         For 2003:  $325,000
target EBITDA for the calendar year
in question as set forth in
Section 4(d)(iii) (Target EBITDA)     For 2004, 2005 & 2006:  $650,000
                                      (Maximum Bonus)


124.99% - 115% of Target EBITDA       For 2003:  $276,250

                                      For 2004, 2005 & 2006: 85% of Maximum
                                      Bonus ($552,500)


114.99% - 107.5% of Target EBITDA     For 2003: $211,250

                                      For 2004, 2005 & 2006: 65% of Maximum
                                      Bonus ($422,500)


107.49% - 100% of Target EBITDA       For 2003: $167,500

                                      For 2004, 2005 & 2006: 50% of Maximum
                                      Bonus ($325,000)


99.99% - 90% of the Target EBITDA     For 2003, $100,000
                                      For 2004, $200,000
                                      For 2005, 20% of Maximum Bonus ($130,000)
                                      For 2006, 20% of Maximum Bonus ($130,000)


Less than 90% of the Target EBITDA    For 2003, $100,000
                                      For 2004, $200,000
                                      For 2005, $0
                                      For 2006, $0


                           (ii)     For calendar year 2003, my partial year of
employment is reflected by the bonus amount in the chart, but the minimum bonus for year 2003 shall be no less than $100,000, regardless of the Company's EBITDA. For calendar year 2006, my bonus shall be prorated to reflect, if still applicable, a partial year of employment. My prorated bonus in 2006, as applicable, shall be calculated by multiplying the bonus by a percentage equal to the total number of days in 2006 that I am employed pursuant this Agreement, divided by total number of days in 2006.

                           (iii)    Subject to section (iv) below, the Company's
"Target EBITDA" as used herein for calendar years 2003, 2004, 2005, and 2006 are, respectively, $65 million, $76.5 million, $84.1 million, and $92.6 million.

                           (iv)     EBITDA means the Company's earnings before
interest, taxes, depreciation, and amortization of the Company's current portfolio of assets, but shall exclude restructuring charges, asset sales, and other nonrecurring income and expense items. EBITDA shall be calculated in a manner consistent with the Company's presentation of financial statements to the Board for the period commencing January 1, 2003 and ending June 30, 2003. If changes to the portfolio are made, the Company will adjust its EBITDA targets as follows:

                                    (1)      If a property is sold, the Target
EBITDA for the Year in which the sale occurs shall be reduced by the sold property's EBITDA for the trailing 12 full months through the date of the sale, and actual results for the Year will exclude the sold property's EBITDA. For each subsequent Year, Target EBITDA shall be reduced by the sum of the reduction for the Year of sale plus 10 percent of that reduction for each Year since the Year of sale.

                                    (2)      If a property is acquired, the
Target EBITDA for the Year in which the purchase occurs shall be increased by the acquired property's EBITDA for the trailing 12 full months through the date of purchase, and actual results for the Year of purchase shall include the acquired property's EBITDA as if it had been acquired on the first day of the year. For each subsequent Year, Target EBITDA shall be increased by the sum of the increase for the Year of purchase plus 10 percent of that increase for each Year since the Year of purchase.

                                    (3)      For purposes of clauses (1) and
(2), "Year" shall mean the annual performance bonus calendar year in question or, with respect to Section 4(e), the long-term compensation fiscal year in question.

                           (v)      My bonus shall be paid within 30 days after
the Company has finalized its financial statement for the period in question, but in no event later than April 15 (Bonus Payment Date). The Company shall pay each bonus 75% in cash and 25% in restricted shares of Common Stock. The restricted stock grant shall vest on the first anniversary of the Bonus Payment Date if I remain employed through such date, except as provided in Sections 4(c)(vi) and 5(a). My restricted stock awards shall be subject to the terms of the incentive plan and agreement under which they are issued. The restricted stock in Section 4(d) is intended to qualify as "qualified performance based compensation" for purposes of Section 162(m) of the Code.

                           (vi)     Notwithstanding Section 4(d)(v) but subject
to Section 5(a), vesting shall be postponed during any Health-Related Leave of Absence until I return to work, unless prohibited by law.

                  (e)      LONG-TERM COMPENSATION.

                           (i)      Subject to the approval of the Board, the
Company shall grant me Options to purchase: (i) 50,000 shares of Common Stock (2004 Options), (ii) 50,000 shares of Common Stock (2005 Options), and (iii) 50,000 shares of Common Stock (2006 Options). The strike price of these Option shall be equal to the fair market value per share (Strike Price).

                           (ii)     Subject to Section 4(e)(iii) and 5(a), the
Options in Section 4(e) shall vest as follows:

                                    (1)      One-third of the 2004 Options shall
become exercisable on each of June 30, 2005, 2006, and 2007 if the Company's EBITDA for the year ending June 30, 2004 is $70.8 million and I remain employed through the vesting date in question.

                                    (2)      One-third of the 2005 Options shall
become exercisable on each of June 30, 2006, 2007, and 2008 if the Company's EBITDA for the year ending June 30, 2005 is $80.3 million and I remain employed through the vesting date in question.

                                    (3)      One-third of the 2006 Options shall
become exercisable on each of June 30, 2007, 2008, and 2009 if the Company's EBITDA for the year ending June 30, 2006 is $88.4 million and I remain employed through the vesting date in question.

                                    (4)      If the EBITDA targets in Section
4(e) are not met, the Options shall become exercisable on the seventh anniversary of the grant date if I remain employed through this date.

                           (iii)    Notwithstanding Section 4(e)(ii), if the
EBITDA target is met for the option year in question, I remain employed through the applicable Vesting Commencement Date, and the Strike Price of any Option granted in this section is greater than the Target Price, the Company shall grant me a number of restricted shares of Common Stock determined by the Conversion Formula in Section 4(e)(iv), rounded up to the nearest whole share, and an equal number of shares covered by the Option shall lapse. The Target Price of the 2004, 2005, and 2006 Options, respectively, are $3, $4, and $5 per share. The restricted stock granted in this section shall vest according to the same three-year schedule as the options for the year in question. For example, restricted stock granted in connection with the 2004 Options shall vest according to analogous vesting provisions.

                           (iv)     "Conversion Formula" shall mean a fraction,
the numerator of which is the excess, if any, of the Strike Price over the Target Price of the Option in question, multiplied by 50,000, and the denominator of which is the fair market value of the Common Stock on the June 30, 2004 with respect to the 2004 Options, June 30, 2005 with respect to the 2005 Options, and June 30, 2006 with respect to the 2006 Options (Vesting Commencement Date). Therefore, for example, if the Strike Price of the 2004 Options is $5 per share and the applicable fair market value is $5 per share, then the I will receive (5-3)*50,000=100,000/5=20,000 shares of restricted stock and 30,000 Options for 2004.

                           (v)      The Options in Section 4(e) are intended to
qualify as "qualified performance based compensation" for purposes of Section 162(m) of the Code. The Options and restricted stock in Section 4(e) will be subject to the terms of the incentive plan under which they are issued and the award agreement between me and the Company. Notwithstanding Section 4(e)(ii) but subject to Section 5(a), vesting shall be postponed during any Health-Related Leave of Absence until I return to work, unless such postponement is prohibited by law.

                  (f) STANDARD BENEFITS. During my employment, I shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to other similarly situated Company senior executives, in accordance with the terms of those plans and programs. The Company agrees that I and my spouse shall be immediately eligible to participate in the Company's medical/health/prescription coverage plan without any waiting period or any pre-existing condition(s), limitations, or exclusions whatsoever. To the extent that I or my spouse is/are not fully covered by the medical/health/prescription plan for any reason, then the Company shall pay or otherwise provide full coverage such that I and my spouse do not incur any expense beyond the standard plan deductible and co-payment, if any. Notwithstanding anything to the contrary herein, I shall not be eligible to participate in the Company's 401(k) plan. The Company shall have the right to terminate or change any such plan or program at any time in accordance with plan terms.

                  (g) INTEGRATION WITH DISABILITY BENEFITS. While I am absent due to a health-related disability, the Company compensation otherwise payable to me for that period shall be reduced by payments for that period from Company-provided short or long term disability coverage and Workers' Compensation wage replacement benefits.

                  (h) INDEMNIFICATION. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company senior executives, which shall survive termination of my employment.

                  (i) EXPENSES. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company and as applied to Senior Executives.

                  (j) SARBANES-OXLEY ACT LOAN PROHIBITION. Notwithstanding this Agreement or any other Company policy or program, the Company shall not make a loan to me that would violate the Sarbanes-Oxley Act, and this Agreement does not contemplate any such loans.

                  (k) OTHER BENEFITS. I shall be entitled to the following non-recurring benefits: (1) reimbursement of my relocation expenses, to be paid within 30 days of presentment by me, (2) reimbursement of temporary housing costs incurred by me to reside in Atlanta through October 7, 2003 and (3) reimbursement of reasonable fees and expenses for legal and tax advice arising in connection with the negotiation and documentation of this Agreement.

        5.        TERMINATION.

                  (a) RIGHTS AND DUTIES. If my employment is terminated, I shall be entitled to the amounts and/or benefits shown on the applicable row of the following table, subject to the balance of this Section 5. The Company and I shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4, my confidentiality, etc. obligations under Section 6, and our mutual arbitration obligations under Section 8, or as set forth in any written agreement I subsequently enter into with the Company.


DISCHARGE                  Payment of (1) any unpaid base salary, reimbursement
FOR CAUSE                  of expenses incurred, and unused vacation days
OR                         accrued prior to the date of termination, (2) other
RESIGNATION                unpaid REASON vested amounts or benefits under
WITHOUT GOOD               Company compensation, incentive, and benefit plans,
                           (3) COBRA benefits.

DISABILITY                 Payment of (1) any unpaid base salary, reimbursement
                           of expenses incurred, and unused vacation days
                           accrued prior to the date of termination, (2) other
                           unpaid vested amounts or benefits under Company
                           compensation, incentive, and benefit plans, (3) COBRA
                           benefits, (4) a prorated bonus, calculated by
                           multiplying the applicable bonus by a percentage
                           equal to the total number of days that I was employed
                           for the bonus year in question, divided by 365, (5)
                           accelerated vesting and right to exercise all options
                           in Section 4(b), (6) accelerated vesting and right to
                           exercise all Options and restricted stock in Section
                           4(e) if the EBITDA target is met for the option year
                           in question and I remain employed through the

                           applicable Vesting Commencement Date (all other awards granted under Section 4(e) shall terminate),
                           (7) any unpaid portion of the cash signing bonus in
                           Section 4(c), and (8) a lump sum payment equal to the difference, if any, between my monthly base salary and my monthly Company-provided short term disability benefits and Workers' Compensation wage replacement benefits for up to 6 months or the date that my
                           Company-provided long-term disability benefits commence if I am eligible to receive such benefits, whichever is shorter. I shall be eligible to receive the benefits in clauses (4) through (8) only if I am terminated by the Company due to Disability, but not if I resign.


DISCHARGE                  Payment of (1) any unpaid base salary, reimbursement
WITHOUT                    of expenses incurred, and unused vacation days
CAUSE OR                   accrued prior to the date of termination, (2) other
RESIGNATION                unpaid vested amounts or benefits under Company
FOR GOOD                   compensation, incentive, and benefit plans, (3) COBRA
REASON                     benefits. In exchange for my execution of a release
                           in accordance with this section, I shall also receive
                           (4) my base salary in section 4(a), any unpaid
                           portion of the cash signing bonus in Section 4(c),
                           and medical benefits all shall continue through the
                           Expiration Date or two years, whichever is shorter,
                           (5) the vesting of the stock options awarded in
                           Section 4(b) and the vesting of restricted stock
                           awarded in Section 4(d) shall accelerate and become
                           immediately exercisable, (6) I shall continue to be
                           eligible to receive the annual performance bonus in
                           section 4(d) through the Expiration Date or two
                           years, whichever is shorter, and (7) accelerated
                           vesting and right to exercise all Options and
                           restricted stock in Section 4(e) if the EBITDA target
                           is met for the option year in question and I remain
                           employed through the applicable Vesting Commencement
                           Date (all other awards granted under Section 4(e)
                           shall terminate). The annual performance bonus (if
                           any) shall be determined and paid as set forth in
                           Section 4(d) as if my employment had continued
                           through the Expiration Date, or for two years,
                           whichever is shorter.


DEATH Payment of (1) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, (3) COBRA benefits, (4) accelerated vesting and right of designee to exercise all options in Section 4(b) and all granted but unvested restricted stock, (5) prorated annual performance bonus, calculated by multiplying the applicable bonus by a percentage equal to the total number of days that I was employed for the year in question, divided by 365, (6) accelerated vesting and right to exercise all Options and restricted stock in Section 4(e) if the EBITDA target is met for the option year in question and I remain employed through the applicable Vesting Commencement Date (all other awards granted under Section 4(e) shall terminate), and (4) any unpaid portion of the cash signing bonus in Section 4(c).


TERMINATION
OF PAYMENT                 Payment of (1) any unpaid base salary, reimbursement
EMPLOYMENT                 of expenses incurred, and unused vacation days
AT                         accrued prior to the date of termination, (2) other
EXPIRATION                 unpaid vested amounts or benefits under Company
OF                         compensation, incentive, and benefit plans, (3) COBRA
AGREEMENT                  benefits.


                  (b) DISCHARGE FOR CAUSE. The Company may terminate my employment at any time if it believes in good faith that it has Cause to terminate me. However, my termination shall not be deemed for Cause unless the Company sends me a written notice detailing the reasons it believes it had Cause to terminate me on or before the date it did so. "Cause" shall mean:

                           (i)      my willful refusal to follow the Board's
lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, only after I have been given written notice by the Board detailing the directives I have refused to follow or the duties I have failed to perform and at least 30 days to cure;

                           (ii)     my material and willful failure to comply
with Company policies as applied to senior executives, only after I have been given written notice by the Board detailing the policies with which I have failed to comply and at least 30 days to cure;

                           (iii)    my having actively sought a position with
another business, applied for such a position, and am likely to accept such a position without the Company's written consent at any time more than 90 days before the Expiration Date.

                           (iv)     my engaging in any of the following conduct:

                                    (1)      an act of fraud or dishonesty that
materially harms the Company or its affiliates.

                                    (2)      a felony or any violation of any
federal or state securities law or my being enjoined from violating any federal or state securities law or being determined to have violated any such law.

                                    (3)      willful or reckless misconduct or
gross negligence in connection with any property or activity of the Company and its subsidiaries and affiliates, and successors (Group).

                                    (4)      repeated and intemperate use of
alcohol or illegal drugs after written notice from the Board.

                                    (5)      material breach of any of my
obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after I have been given written notice by the Board of the breach and at least 30 days to cure.

                                    (6)      becoming barred or prohibited by
the SEC from holding my position with the Company.


In the event I have tendered my resignation, the Company may not then or thereafter terminate me for Cause.

                  (c) TERMINATION FOR DISABILITY. Except as prohibited by applicable law, the Company may terminate this Agreement on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. "Disability" means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period.

                  (d) DISCHARGE WITHOUT CAUSE. The Board may terminate my employment at any time without cause by providing me with 30 days advance written notice for any reason. If I am terminated by the Company other than for Cause under Section 5(b) or for Disability under Section 5(c), I will only receive the special benefits provided under the applicable provisions of Section 5(a) if I sign a mutual release form, subject to negotiation as provided below, within 30 days after I receive the release from the Company and before asserting any claims covered by the release against the Company other than claims pertaining to (i) my right to severance benefits, (ii) the Company's continuing indemnification obligations to me under Section 4, and (iii) claims for defamation, slander and/or libel. The Company shall furnish the release to me at my termination. Subject to the exceptions in clauses (i) through (iii) of the second preceding sentence, the parties shall in good faith negotiate the final form of such release, but it shall include any provision customary in formal settlement agreements and general releases, including such things as the Company's release of all claims against me other than my continuing obligations under Section 5(i) and the claims that the Company has asserted no later than 30 days after my termination of employment, my release of the Company and all conceivably related persons or entities (affiliates) from all known and unknown claims, my covenant never in the future to pursue any released claim, my promise never seek employment with the Company or any affiliate in the future, but not including any provision that expands my obligations to the Company under Section 5(i). The Company and I acknowledge that the severance benefits for which the release is required are intended to effect my peaceful transition from the Company. If I choose not to sign the release, I shall have the right to pursue any claims I may have, but I shall not be eligible to receive the severance benefits that I would have otherwise received had I signed this release.

                  (e) RESIGNATION FOR GOOD REASON. I may resign my employment for Good Reason, which shall mean the occurrence of any of the following without my express written consent:

                           (i)      Relocation of my primary office location
more than 50 miles from the current location, as set forth in section 3;

                           (ii)     Any change in my reporting relationship as
set forth in section 2;

                           (iii)    Any diminution in title, or material
diminution in overall compensation or duties;

                           (iv)     Material failure by the Company to keep any
promise or make any payment provided herein;

                           (v)      Change in Control as defined in Section 7
below;

                           (vi)     Any transfer to any subsidiary or affiliate
or other change that removes me from the position of Chief Executive and President of the parent company;

                           (vii)    Failure by the Company to continue, or
continue my participation in, any compensation or benefit plan in which I participate or am entitled to participate that materially affects my total compensation, unless an equivalent substitute is adopted or made available on a basis not less favorable to me and my spouse;

                  However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) I do not provide the Company with written notice of my intent to terminate my employment due to an event that would constitute Good Reason within the earlier of 30 days after the occurrence of such event or 30 days after I am officially notified or it is officially announced that the Company will take any actions that would constitute Good Reason to resign, (ii) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after receiving such written notice,

(iii) I do not terminate employment within 60 days after the event occurs, (iv) I am a primary instigator of the Good Reason event other than a Change in Control and the circumstances make it inappropriate for me to receive benefits under this Agreement (e.g., I initiate a relocation of the Company's headquarters); or (v) if the company in good faith temporarily suspends me for no more than 30 days (with full pay) to investigate any suspected wrongdoing that, if substantiated, would give the Company reason to terminate me for Cause.

                  (f) RESIGNATION OTHER THAN FOR GOOD REASON. I may terminate my employment hereunder at any time without good reason upon providing the Company with 30 days written notice of my intention to do so, but the Company shall be entitled to accept my resignation as of any earlier date and my termination, in such event, I shall only be eligible to receive the benefits in
Section 5(a) under the subsection "Resignation Without Good Reason." Notwithstanding anything to the contrary in this Agreement or any other document, restricted stock, options and all other incentive compensation shall cease vesting when I give such notice.

                  (g) DEATH. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made.

                  (h) AMOUNTS OWED TO THE COMPANY. Any amounts payable to me under this section shall first be applied to repay any liquidated amounts I owe the Company (i.e., personal expenses on my credit card).

                  (i) NO FURTHER OBLIGATIONS. The Company and I shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4, my confidentiality, etc. obligations under Section 6, and our mutual arbitration obligations under Section 8, or as set forth in any written agreement I subsequently enter into with the Company.

         6. CONFIDENTIALITY. I acknowledge that I currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, customers or business methods of the Group (Confidential Information).

                  (a) PROMISE NOT TO DISCLOSE. I promise never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of my own. I agree that this promise shall never expire.

                  (b) PROMISE NOT TO SOLICIT. I further agree that, while this Agreement is in effect and for 6 months after termination, I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, or employee of the Group.

                  (c) PROMISE NOT TO ENGAGE IN CERTAIN EMPLOYMENT. I agree that, while this Agreement is in effect and for 6 months after termination, I will not accept any employment or engage in any activity, without the written consent of the Chairman of the Board if the loyal and complete fulfillment of my duties would inevitably require me to reveal or utilize Confidential Information, as reasonably determined by the Chairman of the Board.

                  (d) RETURN OF INFORMATION. When my employment with the Company ends, I will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any other Group member in my possession or control. In addition, during my employment with the Company or the Group and thereafter, I agree to meet with Company personnel and, based on knowledge or insights I gained during my employment with the Company and the Group, answer any question they may have related to the Company or the Group. The Company shall pay me for attending such meetings at a rate not less than the hourly equivalent of my base salary, plus reimbursement of reasonable expenses in accordance with the Company's reimbursement policy for senior executives.

                  (e) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. I promise that, before I disclose or use Confidential Information and before I commence employment, solicitations, or any other activity that could possibly violate the promises I have just made, I will discuss my proposed actions with the Chairman of the Board, who will advise me in writing whether my proposed actions would violate these promises.

                  (f) INTELLECTUAL PROPERTY. Intellectual property (including such things as all inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during my Company employment (except intellectual property that has no relation to the Group or any Group customer that I developed, purely on my own time and at my own expense), shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title, and interest in any such intellectual property to the Company.

         7.       CHANGE IN CONTROL.

                           (i)      EVENTS TRIGGERING CHANGE IN CONTROL. Change
in Control shall mean the first of the following to occur after the date of this Agreement, excluding any event that is Management Action, and, if I have not yet become entitled to severance benefits under Section 7, excluding any event that is subsequently rescinded, revoked, abandoned, or enjoined:

                                    (1)      Acquisition of Controlling
Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding securities, except that a voting agreement or other voting activity shall not make the Person a Beneficial Owner unless the voting activity in question is intended to accomplish a Change in Control under Sections 7(d)(i)(2), (3), or (4). In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.

                                    (2)      Change in Board Control. During a
consecutive 2-year period commencing after the date of this Agreement, individuals who constituted the Board at the beginning of the period cease for any reason to constitute a majority of the Board. A new director shall be considered an "approved replacement" director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors.

                                    (3)      Merger Approved. The shareholders
of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

                                    (4)      Sale of Assets. The shareholders of
the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company's Common Stock shareholders in substantially the same proportions as the owners of the Company's Common Stock before such transaction or series of transactions.

                  Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                           (b)      CERTAIN DEFINITIONS.

                                    (i)      "Beneficial Owner" has the meaning
set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended."

                                    (ii)     Management Action" means any event,
circumstance, or transaction that results from the action of the Management
Group.

                                    (iii)    "Management Group" means any entity
or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company.

                                    (iv)     "Person" has the meaning given in
Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) Oaktree Capital Management, LLC, (v) the Blackstone Group, or (vi) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         8.       NOTICE.

                  (a) TO THE COMPANY. I will send all communications required by this Agreement to the Company in writing by hand delivery or overnight, both requiring signature acknowledging receipt, addressed as follows:


        If Mailed or Faxed  Lodgian Inc.
                            Attention: Daniel Ellis, Senior Vice President and General Counsel
                            3445 Peachtree Road NE, Suite 700
                            Atlanta, Georgia 30326

        With a copy to      Lodgian Inc.
                            Attention: Chairman of the Board
                            3445 Peachtree Road NE, Suite 700
                            Atlanta, Georgia 30326

                  (b) TO ME. All communications required by this Agreement from the Company to me relating to this Agreement must be sent to me in writing by hand delivery or overnight, both requiring my signature acknowledging receipt at 3286 Northside Parkway, Apartment 801, Atlanta, Georgia, 30327; with a copy to Nancy E. Rafuse at Ashe & Rafuse, LLP, 1355 Peachtree Street, Suite 500, Atlanta, Georgia 30309, also by hand delivery or overnight, requiring signature acknowledging receipt by her or her representative.

                  (c) TIME NOTICE DEEMED GIVEN. Written notice as required by this Agreement shall be deemed to have been given to either party when signed by such party or its representative acknowledging receipt.

         9. ARBITRATION OF DISPUTES. All disputes between the Company and me are to be resolved by final and binding arbitration in accordance with the separate Arbitration Agreement attached as Schedule 1 to this Agreement. This section shall remain in effect after the termination of this Agreement.

         10. GOLDEN PARACHUTE LIMITATION. I agree that my payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If any benefits must be cut back to avoid triggering such penalties, my benefits shall be cut back in the priority order designated by the Company but in no event may the payment in Section 4(a) be reduced. Any payment cut back must still be paid, but may be paid over the shortest period of time or in a method so as not to trigger golden parachute penalties. The Company and I agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

         11. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by the Chairman of the Board and me. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

         12. INTERPRETATION; EXCLUSIVE FORUM. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia (excluding any that mandate the use of another jurisdiction's laws). Any litigation, arbitration, or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state's jurisdiction and agree that venue anywhere in that state would be proper.

         13. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate. Without my consent, the Company may not assign this Agreement to a successor that agrees in writing to be bound by this Agreement, after which any reference to the "Company" in this Agreement shall be deemed to be a reference to the successor. Thereafter, the Company shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

         14. TAXES. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.

         15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

         17. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements I have executed relating to specific aspects of my employment, such as conflicts of interest.

         18. FORMER EMPLOYERS. I am not subject to any employment, confidentiality, or other agreement or restriction that would prevent me from fully satisfying my duties under this Agreement or that would be violated if I did so. Without the Company's prior written approval, I promise I will not disclose proprietary information belonging to a former employer or other entity without its written permission.


I will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because I am alleged to have broken the promises in this section 18 or improperly revealed or used proprietary information of a former employer without its permission, or if a former employer challenges my entering into this Agreement or rendering services pursuant to it.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date:  December 18, 2003                     Lodgian, Inc.

                                             By: /s/ Daniel E. Ellis
                                                 -------------------------------
                                             Name:    Daniel E. Ellis
                                                      --------------------------
                                             Title:   Senior Vice President and
                                                      --------------------------
                                                      General Counsel
                                                      --------------------------

Date:  December 18, 2003


                                             /s/ W. Thomas Parrington
                                             -----------------------------------
                                             W. Thomas Parrington



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